ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

November 12, 2024

Columbia Seligman Premium Technology Growth Fund, Inc.

290 Congress Street

Boston, Massachusetts 02210

Ladies and Gentlemen:

We have acted as counsel to Columbia Seligman Premium Technology Growth Fund, Inc. (the “Fund”) in connection with the Registration Statement of the Fund on Form N-2 (File No. 333-280485) under the Securities Act of 1933 and the Investment Company Act of 1940 (File No. 811-22328) (the “Registration Statement”) as amended, with respect to certain of its common shares of beneficial interest (the “Common Shares”). The Common Shares are to be sold pursuant to a Distribution Agreement substantially in the form filed as an exhibit to the Registration Statement (the “Distribution Agreement”) between the Fund and ALPS Distributors, Inc.

We have examined the Fund’s Articles of Incorporation, as amended, on file with the Maryland State Department of Assessments & Taxation, and the Fund’s Bylaws, and are familiar with the actions taken by the Fund in connection with the issuance and sale of the Common Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion. In rendering the opinions expressed herein, we have relied solely on the opinion, dated as of June 21, 2024, of Venable LLP insofar as such opinion relates to the laws of the State of Maryland (subject to all of the assumptions and qualifications to which such opinion is subject), and we have made no independent examination of the laws of that jurisdiction. We are providing a copy of that opinion together with this opinion, which is subject to the same limitations and assumptions as those set forth in the opinion of Venable LLP.

The opinions expressed herein are limited to matters governed by the laws of the State of Maryland and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that:

1.	The Fund is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland.

2.

The Common Shares have been duly authorized and, when issued and paid for in accordance with the Distribution Agreement, will be validly issued, fully paid and, except as described in the following paragraph, nonassessable by the Fund.

We understand that this opinion is to be used in connection with the registration of the Common Shares for offering and sale pursuant to the Securities Act of 1933, as amended. We

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consent to the filing of this opinion with and as part of the Registration Statement on Form N-2 related to such offering and sale.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP